Exhibit 4.41

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE

IT IS BOTH (i) NOT MATERIAL, AND (ii) THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Term Sheet for Agreement

between

AXELLA RESEARCH, LLC

and

QUOIN PHARMACEUTICALS

QRX003 FOR EPIDERMOLYSIS BULLOSA

This Term Sheet (the “Term Sheet”) sets forth the understanding of the mutual intentions of Axella Research, LLC (“Axella”) and Quoin Pharmaceuticals (“QUOIN”) regarding a proposed transaction (the “Transaction”) whereby Axella will provide (i) regulatory consulting, (ii) pre-clinical and clinical consulting.  In accordance with supplying the services described below Axella would receive 50% cash payment and the other 50% in cash or equity in QUOIN in the form of stocks or shares, or 100% in cash payment, at Quoin’s sole discretion subject to the terms defined below.

1.	Structure of Transaction

1.

The Transaction shall be structured as a Services Agreement pursuant to which Axella would be granted an all cash payment or a combination of 50% cash and 50% equity in QUOIN, in exchange for the deliverables in accordance with the terms generally as described below.

2.

Additionally, in consideration for Axella accepting in kind compensation for the services rendered, Quoin will grant Axella first right of refusal to match the winning proposal from an alternate CRO for providing future CRO services for subsequent steps in obtaining FDA approval for its pipeline of products provided that Axella has the proven capability to perform such services itself.

2.	Compliance with Government Regulations	Government Regulations ● Axella will perform all its services, work and studies in accordance with applicable law and government regulation and customary industry practices. Axella will comply with all laws applicable to the care and use of experimental materials, conditions and in any case needed shall provide humane care and treatment in accordance with the most acceptable current practices.

Visits by Government Agencies

•

Axella shall notify QUOIN of any request from any government agency or any other third party to inspect or otherwise gain access to the information, data, or materials pertaining to the Services performed by Axella.  Axella agrees to permit inspection of such information, data, or materials by authorized representatives of government agencies as required by law and to allow QUOIN to be present at any such inspection.

3.a	Pre-IND Scope of Work provided by Axella	1

Work with Quoin and gather relevant information/data/document, and organize information/data/document from Quoin.  Work with  Quoin to review,  revise, update, and/or write up report on documents/information/data needed for Pre-IND package of QRX003, such as but not limited to those listed below:

• Company information, including contact and address
• Product information, including composition and formulation
• manufacturing of product
• preclinical studies, including study reports
		2	Draft, revise according to comments from Quoin, and finalize the clinical protocol.
		3	Interact, and communicate with FDA to request a Pre-IND Sub meeting with FDA
		4	Assemble and write up the Pre-IND document, in FDA required format
		5	E-submission of meeting package to FDA at least 30 day prior to the FDA meeting
		5	Coordinate with FDA, and organize a Pre-IND meeting with FDA
		6	Pre-IND meeting with FDA, such as but not limited to those listed below:
• prepare for, attend, and moderate the meeting
• Record key information during the meeting
• follow up on key issues, via written communication with FDA
• obtain written response from FDA on the outcome of the Pre-IND meeting

3.b	Pre-IND Information provided by QUOIN

Quoin is to provide the following information/documents:
Clinical:
1.  Specific information on the assay on skin biopsy samples.
Preclinical:
1.  Toxicology data, preferably in the form of study reports.
CMC:
1.  Batch record for GMP manufacturing of QRX003.
2.  Batch record for the placebo lot, manufactured GMP.  (Preferred).

3.c	IND Scope of Work provided by Axella	1

Work with Quoin to gather and organize relevant information/data/document from Quoin, based on FDA comments provided from the pre-IND meeting. Work with Quoin to obtain, review, revise, update, and/or write up report on documents/information/data needed for IND filing.

		2	Revise or rewrite IND according to FDA comments from the Pre-IND meeting, and finalize the clinical protocol.

		3	Assemble and write up the IND document, in FDA required format.
		4	E-submit IND document to FDA.
		5	Promptly address questions from the FDA during the 30-day review period, and e-submit all responses to the FDA, so that IND can be activated within 30 days upon FDA receipt of IND.
		6	Follow up with FDA to obtain the "Study May Proceed" letter to indicate IND activation.
3.d	IND Information provided by QUOIN

Quoin is to provide the following information/documents, unless they are provided during Pre-IND meeting preparation:

Clinical:

1.

Specific information on the assay on skin biopsy samples.

2.

Study report from assay validation studies of assay human biological samples.

Preclinical:

1.

Toxicology data, preferably in the form of study reports.

2.

Study reports of all studies requested by the FDA at the Pre-IND meeting.

CMC:

1.

Batch record for GMP manufacturing of QRX003.

2.

Certificate of Analysis of the GMP lot of the study drug, with all QC tests consistent with FDA's comments provided at the Pre-IND meeting.

3.

Batch record for the placebo lot, manufactured GMP.

4.

Certificate of Analysis or the GMP lot of placebo.

4.	Milestones	(i) Preparation and submission of pre-IND document (ii) Receipt of FDA written response from Pre-IND meeting (iii) Receipt of an FDA acceptance of IND submission

5.	Deliverables	(i) Equity Agreement, if applicable (ii) Pre-IND meeting package (iii) IND Submission Package
6.	Ownership of materials

QUOIN will have title to all products and information developed as a result of work performed under the Agreements contemplated by this term sheet, whether before or after definitive agreements are executed, that relate to QUOIN’s products in development or Confidential Information, unless otherwise agreed to in writing.  Axella will assign and hereby does assign to QUOIN the rights to any patentable inventions discovered as a result of performing the Services for QUOIN. Axella will provide QUOIN with reasonable assistance to obtain such patents.

Axella shall not, without the prior written consent of the Company, utilize the Confidential Information or any derivatives, continuations, additions, developments or improvements thereof to any use and /or to compete, either directly or indirectly, with the business of the Company

7.	Use of Subcontractors

•

Axella may use of subcontractors to provide Services only with QUOIN’s prior written consent, provided that, (i) Axella will be fully liable for the performance of such subcontractor and for compliance by such subcontractor with the terms of the applicable agreements with QUOIN, and (ii) the agreement between Axella and such subcontractor must be consistent with Axella’s obligations to QUOIN.

•

Axella will ensure that its agreement with any permitted subcontractor includes the assignment of any Inventions to QUOIN . Axella agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services, nor take any other action, that would result in a third party owning or having a right in the results of Services or Inventions.

•

Axella has, and will engage, employees and permitted subcontractors and/or consultants (“Axella's Personnel”) with the proper skill, training and experience to provide Services.  Axella will be solely responsible for paying Axella's Personnel and providing any employee benefits that they are owed.  Before providing Services, all Axella's Personnel must have agreed in writing to (i) confidentiality obligations consistent with the terms of the Agreement between Axella and QUOIN, and (ii) effectively vest in Axella any and all rights that such personnel might otherwise have in the results of their work.

8.a.	Fees for Service

The fees for services being provided by Axella as contemplated in section 3 of this document are $[****] for the Pre-IND scope (section 3.a) and $[****] for IND scope (section 3.c), for a combined total value of $[****]. At Quoin’s discretion these fees may be payable entirely in cash or in a 50:50 combination of cash and equity.

8.b	Calculation for Equity and Vesting Schedule if Payments are 50% Cash and 50% Equity

In the event that Quoin elects to pay for 50% of services in equity and 50% in cash, the parties mutually agree to set the valuation of QUOIN at USD$[****]. This will entitle Axella to a 0.21% equity position upon completion of the milestones set forth in section 4.

Upon completion of the following milestones Axella will receive cash and equity according to the following vesting schedule:

		Milestone	Equity	Cash

		(i)	Preparation and submission of pre-IND document	0.07%	$[****]
		(ii)	Receipt of FDA written response from Pre-IND meeting	0.07%	$[****]
		(iii)	Receipt of an FDA decision letter on the IND submission	0.07%	$[****]
			TOTAL	0.21%	$[****]

8.b	Payment Schedule of All Cash Payment	In the event that Quoin elects to pay for services in 100% cash, the Service Fees will be reduced by 20% and payments will be due according to the following milestones:
			Milestone		Payment Due
		(i)	Preparation and submission of pre-IND document		$[****]
		(ii)	Receipt of FDA written response from Pre-IND meeting		$[****]
		(iii)	Submission of FDA acceptance of IND Application		$[****]
			TOTAL		$[****]

9.	Closing Date	It is anticipated that the closing of the Transaction shall take place on or about January 10, 2020.

10.	Conditions to Closing:

The closing of the Transaction is subject to and contingent upon:

•the execution by the parties of definitive agreements,  containing the provisions outlined above and certain representations, warranties, and other terms and conditions mutually acceptable to the parties and such other subscription-related documents as the Company reasonably requires (the “Definitive Agreements”).

11.	Costs:	The Parties acknowledge and agree that each shall be responsible for its own expenses in connection with its individual assessment as to whether to proceed with the Transaction.

12.	Expiration	This Term Sheet shall be effective as of the date of execution of this document and continue until ninety (90) days thereafter (the “Term Sheet Period”) when it will expire unless extended.

13.	Confidentiality	This Term Sheet and all information provided by QUOIN to Axella in connection with the agreements or work contemplated hereunder is

Confidential Information of QUOIN and is subject to the Confidential Disclosure and Non-Use Agreement between QUOIN and Axella.

14.	Indemnity

Axella shall indemnify QUOIN from any claims by Axella’s employees or third party claims arising out of Axella’s negligent acts or intentional misconduct during the conduct of the Services.  Axella will not be liable to indemnify QUOIN against any loss or expense resulting from any claim arising out of QUOIN’s use or marketing of any substance or method which is the subject of the Services unless the same results from Axella’s breach of the Definitive Agreements or negligence or willful misconduct.  QUOIN shall indemnify Axella from any claim or expense arising out of QUOIN’s use or marketing of any such substance or method unless the same results from Axella’s breach of the Definitive Agreements or negligence or willful misconduct.

15.	Assignment	Axella shall not be permitted to assign any of its rights and/or obligations as set under this agreement to any other party without QUOIN's prior written approval.

16.	Counterparts

This Term Sheet may be executed in two or more counterparts, in facsimile or PDF format and each such counterpart executed shall for all purposes be deemed an original, and all counterparts together shall constitute but one and the same instrument.  This Term Sheet shall be binding upon all signatories hereof who sign below.

17.	Binding Law	This Term Sheet shall be governed by the laws of the State of New York.

18.	No Third-Party Beneficiary	There are no third-party beneficiaries of this Term Sheet and no person or entity, other than the Parties hereto shall be entitled to enforce this Term Sheet.

19.	Amendments

Any amendment or revision to this Term Sheet, the services outline must be proposed in writing by either party and accepted in writing by the other party before such amendment or revision shall become effective and binding.

Please sign and date this Term Sheet in the space provided below.

AXELLA RESEARCH, LLC	QUOIN PHARMACEUTICALS

By: /s/ Avi Kamelhar	By:

Name: Avi Kamelhar	Name:
Title: CEO	Title:
Date: January 11, 2020	Date: January 11, 2020